                                                                    EXHIBIT 99.1

   3Com Board Sets Record Date And Distribution Date For Palm Stock Dividend

 Also Announces Expanded Stock Repurchase Program Of Up To One Billion Dollars

SANTA CLARA, Calif., May 8, 2000 -- 3Com Corporation (Nasdaq:COMS) and Palm, Inc. (Nasdaq: PALM) today announced that 3Com's Board of Directors has declared a stock dividend of all of 3Com's shares in Palm. The shares will be distributed to 3Com shareholders of record as of 5:00 PM Eastern Daylight Time on July 27, 2000. The record date which establishes the ratio of Palm shares to be distributed per 3Com share will be 5:00 Eastern Daylight Time on July 11, 2000. 3Com currently owns 532 million shares, or approximately 94.3 percent, of the outstanding common stock in Palm.

"Today's announcement follows through on our commitment to spin-off our handheld business and increase shareholder value, as communicated last fall," said Eric Benhamou, 3Com Chairman and CEO. "We're pleased to confirm the distribution of our Palm holdings will occur more quickly than our previous estimates."

"The establishment of two fully independent and publicly traded companies, 3Com and Palm, will maximize both companies' focus and ability to strengthen their leadership in their respective markets," continued Benhamou.

On May 8, 2000, 3Com received a ruling from the Internal Revenue Service that the Palm distribution will be tax-free to shareholders for U.S. federal income tax purposes. The number of shares of Palm common stock that each holder of a share of 3Com common stock will receive will be based on the actual number of shares of 3Com common stock outstanding on the record date. Based on the approximately 351 million shares of 3Com common stock outstanding as of April 24, 2000, the distribution ratio would be approximately 1.5 shares of Palm for every share of 3Com. There are approximately 14 million immediately exercisable options for 3Com common stock that could be exercised between now and the record date. Therefore the final ratio will be based on the actual number of shares outstanding as of the record date July 11. 3Com shareholders will receive whole shares of Palm and cash payments for fractional shares. Cash received in lieu of fractional shares will be taxable.

An information statement will be mailed to 3Com shareholders of record after July 11. The information statement will include the final distribution ratio, as well as information on how to calculate the share cost basis.

Expanded Stock Repurchase Program
3Com also announced today that its Board of Directors has authorized expansion of the company's stock repurchase program in the amount of up to one billion dollars. The company is exploring various methods for the repurchase of shares including, but not limited to, accelerated repurchase agreements with broker dealers and more traditional open market purchases. Such purchases could be used to offset shares created as a result of employee's exercising stock options and employee stock purchase plan requirements. This new program replaces previous authorizations totaling 45 million shares between June 1998 and September 1999. During fiscal 2000 the company repurchased 20.5 million shares, bringing the total number of shares repurchased since June 1998 to 35.3 million, which represents a total outlay of $919.3 million.

"We believe this expanded stock repurchase program is an important component in our multiple efforts to increase shareholder value," continued Benhamou. "Our strong balance sheet which includes over $3 billion in cash and short-term investments is the foundation for this repurchase program, as well as for strategic investments and acquisitions."

The amount and timing of shares to be purchased will be based on several factors, including method of repurchased selected, the price of the company's stock, the level of stock issuances under the company's employee stock plans and market conditions. The Board has authorized a two-year time limit on the repurchase authorizations, and except for re-issuances in connection with employee stock programs, there are no specific plans for shares that might be purchased.

Stock Option Adjustment in Connection with the Palm Distribution
3Com anticipates adjusting employee stock options in connection with the Palm distribution. Such an adjustment in the quantity and exercise strike prices for outstanding options will preserve the intrinsic value of the options as follows:
3Com will calculate the relationship (the "Ratio") between the opening price of 3Com common stock on the first trading day after distribution and the closing price of 3Com common stock on the last trading day before distribution. The number of new 3Com options outstanding after the Palm distribution will be equal to the quotient of the number of 3Com options outstanding immediately before distribution divided by the Ratio. The new option strike prices for the underlying outstanding options will be equal to the product of the option exercise strike prices before distribution multiplied by the Ratio. The options will continue to have the same terms and conditions set forth in the 3Com Stock Plans including vesting schedules.

As of April 24, 2000 there were approximately 41 million employee options outstanding. Of this amount, approximately 14 million options were immediately exercisable. The total number of 3Com shares outstanding as of April 24, 2000 was approximately 351 million.

Stock Option Conversion for Palm employees in Connection with the Palm Distribution
Similarly, 3Com stock options held by Palm employees will be assumed by Palm and converted into Palm options. This process will occur as follows: The option conversion will be achieved by calculating the relationship (the "Palm Ratio") between the opening price of Palm common stock on the first trading day after distribution and the closing price of 3Com common stock on the last trading day before distribution. The number of new Palm options outstanding after the Palm distribution will be equal to the quotient of the number of 3Com options outstanding immediately before distribution divided by the Palm Ratio. The new option strike prices for the underlying outstanding options will be equal to the product of the 3Com option exercise strike prices before distribution multiplied by the Palm Ratio. The options will continue to have the same terms and conditions set forth in the 3Com Stock Plans including vesting schedules.

As of April 24, 2000, there were approximately 4.0 million 3Com stock options outstanding held by Palm employees. Of this amount, approximately 1.4 million options were immediately exercisable. For further information about the 3Com options held by Palm employees, please see the Employee Matters Agreement entered into between Palm and 3Com on February 26, 2000 and included as an exhibit in 3Com's fiscal quarter 10Q filed on April 4, 2000 or as an exhibit to Palm's fiscal third quarter 10Q filed on April 10, 2000.

For additional information on the Palm distribution, please visit 3Com's investor relations' Web site, at www.3com.com/investor, or call our toll-free investor information line at 1-877-463-6326

(U.S. only) or 703-386-9710 (internationally). Investor information on Palm, Inc. can be obtained at www.palm.com, or by calling 1-877-OWN-PALM (U.S. only). For questions regarding shareholder certificates or address changes, please contact EquiServe investor relations department: 781-575-3120.

About 3Com Corporation
With more than 300 million customer connections worldwide, 3Com Corporation connects more people and organizations to information and each other in more innovative, simple and reliable ways than any other networking company. 3Com delivers web-enabled solutions to consumers, small- to medium-sized business locations and network service providers. For more information, visit 3Com's web site at www.3com.com/pressbox.
        ---------------------

About Palm, Inc.
Palm, Inc. is the leading provider of handheld computing devices (IDC, Dec.
1999), including the Palm III/TM/, Palm V/TM/ and Palm VII/TM/ series of handheld computers. The Palm OS/R/ platform is the foundation for the company's market-leading handheld computers as well as products from its strategic partners such as IBM, QUALCOMM, Franklin Covey, Handspring, TRG and Symbol Technologies. Designed to support the increasingly mobile, wireless and geographically dispersed nature of information management, the company's handheld solutions allow people to carry their most critical information in their pockets. For more information, please visit www.palm.com.
                                                  ------------

===============================================================================
3COm is a registered trademark of 3Com Corporation. All other names may be trademarks of the companies with which they are associated.
===============================================================================